Exhibit 10.3

May 18, 2023

Dear Touraj,

Thank you for considering Vision Accounting & Tax for your financial and business management needs. It has been a pleasure to work with you thus far and to learn about the goals you have for Serve Robotics.

I am happy to confirm that Vision Accounting can support all those functions and more. We strive to make sure that our customers are satisfied and stress free when it comes to the services we provide. Your success is our success!

Enclosed you will find our agreement outlining the discussed scope of services, fees, and other matters. Please review this information, initial each page, and sign to indicate acceptance. Upon receipt of signed agreement, Vision Accounting will commence services.

If you have any questions, please do not hesitate to ask.

We look forward to working with you.

Kind Regards,

/s/ April Pannell

April Pannell

Managing Director & Partner

AKW Financial, LLC dba Vision Accounting & Tax

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ENGAGEMENT AGREEMENT

This Agreement (“Agreement”) is made between Serve Robotics Inc (“Client”) and AKW Financial, LLC dba Vision Accounting & Tax (“VAT”) and is entered into on May 1, 2023. The Client and VAT shall collectively be referred to herein as “Parties.” In consideration of the mutual promises and covenants made in this Agreement, the Parties agree as follows:

Term.

This contract term is set to commence on May 1, 2023.

Scope of Services. The Client has engaged VAT to provide the services listed below (the “Services”): Financial Accounting and Cash Management Operations:

-	Chief Financial Officer (“CFO”) services to be provided by April Pannell, Managing Partner of VAT.

-	Accounts Payable Management including Vendors, Bills, Expenses, and Payments.

-	Accounts Receivable including Customers, Invoices, Estimates, and Receipts

-	Assistance with contracts, leases, insurance policies and any other items related to Financial Systems

-	Budget and forecast planning for the Client as needed and requested.

-	Monthly, Quarterly, and Yearly closing of the books along with any necessary financial reporting including financial statements, key metric reporting, data analysis and ad hoc reporting.

-	Management, maintenance, and recommendations of systems and controls

-	Creating and maintaining proper workflows and reporting

-	Preparation and assistance with any regulatory filings, audits, or licensing specific to the business as needed.
-	Preparing and/or working with Company’s tax preparer to ensure tax returns are filed timely, tax liabilities are met, and tax implications are understood for material accounting transactions prior to occurrence.

HR Management Services including but not limited to:

-	Processing of payroll for employees and contractors

-	Onboarding and off boarding of employees and contractors

-	Compliance, policies, handbooks, and any other necessary documentation

-	Benefits administration including Health, Dental, Life, 401k, Worker’s Comp, Unemployment, and renewals.

VAT will provide a minimum of sixty hours of support per week between its staff members, currently April Pannell (CFO) and Kendra Garnes (Staff Accountant). Any change in staffing will be discussed in advance and authorized by the Client prior to changing.

VAT will schedule weekly status meetings as necessary and bring any issues of accounting policies or compliance to company’s attention immediately.

VAT will liaison with all internal and third-party providers as necessary to complete the scope of services listed above.

Any additional services and/or ad hoc projects may be agreed upon from time to time separately and if an additional cost were to incur it must be agreed upon in advance of the service being performed.

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Fees.

The fee for the Services described herein is $12,000 per month to be billed on the 1st of each month and paid within Net 15 terms. Payments received after the due date will incur a 2% interest charge.

There is no required retainer. If contract starts in the middle of the month, the fee will be pro-rated for the first month.

The fee price is hereby locked in for one year, after that any change in price or rates will be communicated to the client with ninety (90) days’ notice.

Termination.

Either party may terminate this agreement with or without cause by providing at least sixty (60) days written notice to the other party. In the event of termination, all payments for work performed in accordance with the terms and conditions herein are immediately due. VAT will return all documents and other items of whatever nature supplied by Client in accordance with this agreement.

Confidentiality. The parties acknowledge that all communications between them are to be considered confidential. VAT acknowledges and agrees that during the course of performing the Services, the Client may furnish, disclose or make available to VAT information, including, but not limited to, material, compilations, data, models, patent disclosures, procedures, processes, business plans, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Client and is of a type that is customarily considered to be confidential information (collectively the “Confidential Information”). VAT acknowledges that the Confidential Information or any part thereof is the exclusive property of the Client. VAT further agrees to take all practical steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed or issued to its affiliates, agents or employees, except on like terms of confidentiality. More specifically, the parties shall not directly or indirectly:

a.	Transfer or disclose any Confidential Information to any third party, except to the extent necessary for the performance of the Services hereunder.

b.	Use any Confidential Information other than as contemplated under this agreement for the performance of the Services hereunder; and

c.	Take any other action with respect to the Confidential Information inconsistent with the confidential and proprietary nature of such information.

The parties understand and acknowledge that as an officer of the Client, Ms. Pannell may, in such capacity, be required to comply with applicable federal securities laws and regulations (including, without limitation, the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and related U.S. Securities and Exchange Commission rules and regulations), securities market listing requirements, as well as certain policies of the Client and its subsidiaries designed to comply with such laws and regulations.

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Intellectual Property. VAT agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, and formulae that VAT conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other-party and whether or not at the request or upon the suggestion of the Client (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Client. VAT hereby agrees in consideration of the Company’s agreement to engage VAT and pay compensation for the Services rendered to the Client and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged that VAT shall not, without the prior written consent of the Client, directly or indirectly, consult for, or become an employee of, any company which conducts business in the Field of Interest anywhere in the world. As used herein, the term “Field of Interest” shall mean the research, development, manufacture and/or sale of the products resulting from the Client’s technology. The limitations on competition contained in this Section shall continue during the time that VAT performs any Services for the Client, and for a period of three (3) months following the termination of any such Services that VAT performs for the Client. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable. Except as expressly provided herein, nothing in this Agreement shall preclude VAT from consulting for or being employed by any other person or entity.

Records. Upon termination of VAT’s relationship with the Client, VAT shall deliver to the Client any property or confidential information of the Client relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, \ or other documents or photocopies and any such information stored using electronic medium.

By signing below, you acknowledge that you have read the foregoing terms of our engagement and agree to the terms as set forth herein.

Date: _May 30 2023

/s/ April Pannell 5/30/2023	/s/ Touraj Parang 5/30/2023
Vision Accounting & Tax	Serve Robotics Inc
By April Pannell	By: Touraj Parang, COO

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